                                                                    EXHIBIT 10.1

                     FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

         THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this "FIRST AMENDMENT") dated as of March 8, 2001 (the "AMENDMENT EFFECTIVE DATE") by and between The Houston Exploration Company, a Delaware corporation (the "COMPANY"), and Thomas
W. Powers (the "EXECUTIVE").

                                   WITNESSETH:

         WHEREAS, the Company and the Executive entered into an Employment Agreement dated as of July 2, 1996 (the "AGREEMENT") with an Effective Date of September 19, 1996; and

         WHEREAS, the Company and the Executive hereby desire to amend the Agreement as set forth herein;

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

         1. The Agreement shall be amended to reflect that the Executive's position with the Company shall be that of Senior Vice President, Chief Financial Officer and Treasurer.

         2. The Agreement shall be amended by adding the following provisions to the end of Section 1:

                  The Executive agrees to continue his employment with the Company notwithstanding the retirement of James G. Floyd as President and Chief Executive Officer of the Company for at least the period of time described in the next sentence (and potentially thereafter). This period of continued employment shall begin on the Amendment Effective Date and expire on April 1, 2002. On April 1, 2002, the Executive shall have thirty (30) days within which to provide the Company with a Notice of Termination pursuant to Section 7 hereof. If the Executive provides the Company with a Notice of Termination within this period, the Executive shall be entitled to all payments, additional compensation and benefits (including, but not limited to, the payment described in Section 7(e) of 2.99 times Total Compensation, and vesting of stock options and phantom stock) described in this Agreement as if a Change of Control had occurred (whether or not a Change of Control actually occurred or has occurred at such date) upon the effective date specified in the Notice of Termination, such effective date to be not more than ninety (90) days after the date of the Notice of Termination). If the Executive does not provide a Notice of Termination within the thirty (30) day period, the Executive's employment with the Company shall continue and this Agreement shall remain in full force and effect according to its terms.

         3. Effective as of April 1, 2001, the Agreement shall be amended by changing the salary per year referenced in Section 3 from "$140,000 per year" to "$250,000 per year."

         4. The Agreement shall be amended by deleting the language in Section 7(e) after paragraph (iii) thereof in the definition of the term "Good Reason" continued in subparts (G)(1)_(4), which formerly required that certain events also occur before a Change of Control would constitute Good Reason and trigger the lump sum severance payments provided in Section 7(e). As amended, subpart
(G) of the definition of Good Reason now reads in its entirety as follows:

                           (G)      the occurrence of a Change of Control.

         5. The Agreement shall be amended by modifying the second sentence of
Section 6(a) to provide that the termination of the Agreement will also terminate the non-compete provisions contained therein. As amended, Section 6(a) now reads in its entirety as follows:

                  (a) Noncompetition Activities. The Executive acknowledges that the nature of the employment under this Agreement is such as will bring the Executive in personal contact with patrons or customers of the Company and will enable him to acquire valuable information as to the nature and character of the business of the Company, thereby enabling him, by engaging in the competing business on his own behalf, or for another, to take advantage of such knowledge and thereby gain an unfair advantage. Accordingly, the Executive covenants and agrees that he will not, without the prior written consent of the Company during the Term of Employment, engage directly or indirectly for himself, or as an agent, representative, officer, director or employee of others, in the exploration for or production of hydrocarbons in waters offshore from the States of Texas and Louisiana, provided that the foregoing restriction shall not apply at any time after the Executive's Term of Employment and, provided further, that nothing in this Agreement shall prohibit the Executive from acquiring or holding any issue of stock or securities of any entity registered under
                           Section 12 of the Securities and Exchange Act of 1934 (as amended), listed on a national securities exchange or quoted on the automated quotation system of the National Association of Securities Dealers, Inc., so long as the Executive is not deemed to be an "affiliate" of such entity, as such term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act of 1933 (as amended).

         6. The Agreement shall be amended to clarify the scope of the term "total compensation" in Section 7(e). Section 7(e)(i) shall be amended to read in its entirety as follows:

                  (i) pay to the Executive, within thirty (30) days after the date of such termination, a lump sum payment equal to 2.99 times the Executive's then-current annual rate of Total Compensation;

The following provision shall be added to the end of Section 7(e):

         As used in this Agreement, the term "Total Compensation" shall mean the sum of the following:

                  (i) the current annual salary of the Executive referenced in Section 3;

                  (ii) the current car allowance provided by the Company to the Executive referenced in Section 4(c); and

                  (iii) the Executive's annual bonus, calculated as though the Company's financial targets had been met at one hundred percent (100%) referenced in Section 3 and Exhibit A hereto.

         7. Exhibit A to the Agreement shall be amended by changing the "Percentage of Salary for Target Annual Bonus" for the Executive from 45% to 55%.

         8. The Agreement shall be amended by modifying the last sentence of
Section 14 to read in its entirety as follows:

                           This Agreement, as amended by the First Amendment, constitutes the sole agreement between the parties with respect to the employment of the Executive by the Company and supersedes any and all other agreements, oral or written, between the parties.

         9. Except as expressly amended hereby, the Company and the Executive ratify and confirm all terms and conditions of the Agreement as continuing in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have duly executed this First Amendment as of the date first above written.

                                  THE HOUSTON EXPLORATION COMPANY
Addresses:


                                       By: /s/ Robert B. Catell
                                          --------------------------------------
1100 Louisiana, Suite 2000             Name: Robert B. Catell
Houston, Texas 77002                   Title: Chairman, Compensation Committee



                                       By: /s/ Thomas W. Powers
                                          --------------------------------------
1100 Louisiana, Suite 2000                Thomas W. Powers
Houston, Texas 77002



                                      -3-